Exhibit 16.01

•	Ernst Young & LLP	•	Phone:	(408) 947-5500
	303 Almaden Boulevard		Fax:	(408) 294-2744
	San Jose, CA 95110		Telex:	701974
			www.ey.com

October 21, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K/A dated October 11, 2004, of GoRemote Internet Communications, Inc. and are in agreement with the statements contained in the first and last sentences of paragraph 2, the statements contained in paragraph 3 and the statements contained in the first sentence of paragraph 5 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP